Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

SYNNEX CORPORATION

AND

CONCENTRIX CORPORATION

DATED AS OF NOVEMBER 30, 2020

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (the “EMA”) is made as of November 30, 2020 by and among Concentrix Corporation, a Delaware corporation (“Concentrix”), and SYNNEX Corporation, a Delaware corporation (“SYNNEX” and together with Concentrix, the “Parties”).

WHEREAS, the board of directors of SYNNEX (the “SYNNEX Board”) has determined that it is in the best interests of SYNNEX and its stockholders to make Concentrix an independent publicly traded company operating the Concentrix Business;

WHEREAS, in furtherance of the foregoing, the  Board has determined that it is appropriate and desirable to separate the Concentrix Business from the SYNNEX Business (the “Separation”) and, following the Separation, to make a distribution, on a pro rata basis, to the holders of SYNNEX Shares on the Record Date of all the outstanding Concentrix Shares owned by SYNNEX (the “Distribution”);

WHEREAS, in order to effectuate the Separation and Distribution, SYNNEX and Concentrix have entered into a Separation and Distribution Agreement, dated as of November 30, 2020 (the “Separation and Distribution Agreement”); and

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this EMA to set forth the terms and conditions of certain employment, compensation and benefit matters that have been agreed by the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this EMA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions.

For purposes of this EMA, the following terms shall have the meanings set forth below.  Any terms that are capitalized but not otherwise defined herein shall have the respective meanings assigned to them in the Separation and Distribution Agreement.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust or other arrangement providing for benefits, perquisites or compensation from an employer to any Employee or Former Employee or a family member, dependent or beneficiary of any such Employee or Former Employee, including cash or deferred arrangement plans, profit sharing plans, bonus programs, welfare plans, restricted stock, restricted stock unit and other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts and other arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences or holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, program or policies or individual offer letters.

“Concentrix 401(k) Plan” shall mean the Concentrix Retirement and Savings Plan.

“Concentrix Awards” shall mean Concentrix Options, Concentrix RSA Awards and Concentrix RSU Awards, collectively.

“Concentrix Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the SYNNEX Group, contributed to by any member of the Concentrix Group.

“Concentrix Employee” shall mean each individual who is intended to be an employee of the Concentrix Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence (including due to a short-term or long-term disability)).

“Concentrix Equity Plan” shall mean the Concentrix 2020 Stock Incentive Plan.

“Concentrix Option” shall mean an option to purchase Concentrix Shares granted by Concentrix pursuant to the Concentrix Equity Plan in accordance with Section 5.

“Concentrix Ratio” shall mean the quotient obtained by dividing the SYNNEX Stock Value by the Concentrix Stock Value.

“Concentrix RSA Award” shall mean a restricted stock award granted pursuant to the Concentrix Equity Plan in accordance with Section 5.

“Concentrix RSU Award” shall mean a restricted stock unit award granted pursuant to the Concentrix Equity Plan in accordance with Section 5.

“Concentrix Stock Value” shall mean the value of Concentrix Shares determined based on the methodology specified by the SYNNEX Compensation Committee and, in the case of the Concentrix Management Awards, the Concentrix Compensation Committee.

“Distribution” shall have the meaning set forth in the recitals to this EMA.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the SYNNEX Board in its sole and absolute discretion.

“Employee” shall mean any SYNNEX Employee or Concentrix Employee.

“Employment Taxes” shall mean all fees, Taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation of an employee or other service provider.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Former Employee” shall mean any individual who is a former employee of SYNNEX or Concentrix as of immediately prior to the Effective Time and who will not be employed or engaged by either Party following the Effective Time.

“Former Concentrix Employee” shall mean any Former Employee (i) who is identified as a Former Concentrix Employee on the list previously prepared by SYNNEX and set forth as Schedule A to this EMA, or (ii) whose most recent employment with SYNNEX was with a member of the Concentrix Group or the Concentrix Business.

“Former SYNNEX Employee” shall mean any Former Employee who is not a Former Concentrix Employee.

“IRS” shall mean the United States Internal Revenue Service.

“Parties” shall have the meaning set forth in the preamble to this EMA.

“Post-Separation SYNNEX Stock Value” shall mean the value of SYNNEX Shares following the Distribution determined based on the methodology specified by the SYNNEX Compensation Committee.

“Separation” shall have the meaning set forth in the recitals to this EMA.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this EMA.

“SYNNEX 401(k) Plan” shall mean the SYNNEX Corporation 401(k) Plan.

“SYNNEX Awards” shall mean SYNNEX Options, SYNNEX RSA Awards and SYNNEX RSU Awards, collectively.

“SYNNEX Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by SYNNEX immediately prior to the Effective Time, but excluding any Concentrix Benefit Plan.

“SYNNEX Director” means any individual who is a current or former non-employee director of SYNNEX.

“SYNNEX Employee” shall mean each individual who was employed by the SYNNEX Group prior to the Effective Time and who is intended to be employed by the SYNNEX Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence (including due to a short-term or long-term disability).

“SYNNEX Equity Plan” shall mean any equity compensation plan sponsored or maintained by SYNNEX immediately prior to the Effective Time.

“SYNNEX Option” shall mean an option to purchase SYNNEX Shares granted pursuant to a SYNNEX Equity Plan that is outstanding as of immediately prior to the Effective Time.

“SYNNEX Ratio” shall mean the quotient obtained by dividing the SYNNEX Stock Value by the Post-Separation SYNNEX Stock Value.

“SYNNEX RSA Award” shall mean a restricted stock award granted pursuant to a SYNNEX Equity Plan that is outstanding as of immediately prior to the Effective Time.

“SYNNEX RSU Award” shall mean a restricted stock unit award granted pursuant to a SYNNEX Equity Plan that is outstanding as of immediately prior to the Effective Time.

“SYNNEX Stock Value” shall mean the value of SYNNEX Shares prior to the Distribution determined based on the methodology specified by the SYNNEX Compensation Committee and, in the case of the Concentrix Management Awards, the Concentrix Compensation Committee.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

2.	Savings Plans

2.1Transfer of Concentrix Account Balances.  Not later than the Effective Time (or such later time as mutually agreed to by the Parties), SYNNEX shall cause the trustee of the SYNNEX 401(k) Plan to transfer from the trust that forms a part of the SYNNEX 401(k) Plan to the trust that forms a part of the Concentrix 401(k) Plan the account balances of the Concentrix Employees under the SYNNEX 401(k) Plan, determined as of the date of the transfer.  Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans.  Any asset and liability transfers pursuant to this Section 2.1 shall comply in all respects with Section 414(l) and 411(d)(6) of the Code.

2.2Transfer of SYNNEX Account Balances.  Not later than the Effective Time (or such later date as mutually agreed to by the Parties), Concentrix shall cause the trustee of the Concentrix 401(k) Plan to transfer from the trust that forms a part of the Concentrix 401(k) Plan to the trust that forms a part of the SYNNEX 401(k) Plan the account balances of any SYNNEX Employees under the Concentrix 401(k) Plan, determined as of the date of the transfer.  Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans.  Any asset and liability transfers pursuant to this Section 2.2 shall comply in all respects with Section 414(l) and 411(d)(6) of the Code.

3.General Principles for Transfer and Assumption of Benefits

3.1Acceptance and Assumption of Concentrix Benefits Liabilities.  Except as otherwise agreed to by the Parties on or prior to the Effective Time, Concentrix shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities, regardless of when or how such Liabilities arose or are asserted:  (i) any and all employee compensation or benefits payable to or on behalf of any Concentrix Employees or Former Concentrix Employees after the Effective Time; (ii) any and all Liabilities with respect to claims under a Concentrix Benefit Plan; (iii) any and all Liabilities with respect to claims or proceedings ongoing or pending with respect to Concentrix Employees or Former Concentrix Employees; and

(iv) any and all other Liabilities expressly assumed or retained by Concentrix pursuant to this EMA.

3.2Acceptance and Assumption of SYNNEX Benefits Liabilities.  Except as otherwise agreed to by the Parties on or prior to the Effective Time, SYNNEX shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities, regardless of when or how such Liabilities arose or are asserted:  (i) any and all employee compensation or benefits payable to or on behalf of any SYNNEX Employees or Former SYNNEX Employees after the Effective Time; (ii) any and all Liabilities with respect to claims under a SYNNEX Benefit Plan; (iii) any and all Liabilities with respect to claims or proceedings ongoing or pending with respect to SYNNEX Employees or Former SYNNEX Employees; and (iv) any and all other Liabilities expressly assumed or retained by SYNNEX pursuant to this EMA.

3.3Transfer and Assumption of Benefit Plans.  The Parties shall agree in good faith on the treatment of any Benefit Plans not specifically addressed in this EMA.  Notwithstanding anything to the contrary in this EMA, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits.  Furthermore, unless expressly provided for in this EMA, no provision in this EMA shall be construed to create any right to accelerate vesting, distributions or entitlements under any Benefit Plan sponsored or maintained by SYNNEX or Concentrix on the part of any Employee or Former Employee.  References to SYNNEX Employees, Concentrix Employees, Former SYNNEX Employees and Former Concentrix Employees shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

4.Assignment of Employees

4.1Assignments and Transfer of Employees.  Effective as of no later than the Effective Time and except as otherwise agreed by the Parties, SYNNEX shall use its commercially reasonable efforts to ensure that (a) each Concentrix Employee is employed by Concentrix as of immediately after the Effective Time and (b) each SYNNEX Employee is employed by SYNNEX as of immediately after the Effective Time.  Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation as may be necessary to reflect such assignment or transfer.

4.2At-Will Status.  Nothing in this EMA shall create any obligation on the part of SYNNEX or Concentrix to (a) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this EMA (except as required by applicable law) or (b) change the employment status of any Employee from “at will,” to the extent that such Employee is an “at will” employee under applicable law.

4.3Severance.  The Parties acknowledge and agree that, except as required by applicable law, the Separation and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 4 shall not be deemed an involuntary termination of employment entitling any Concentrix Employee or SYNNEX Employee to severance payments or benefits.

4.4Not a Change in Control.  The Parties acknowledge and agree that neither the consummation of the Separation nor any transaction contemplated by this EMA, the Separation and Distribution Agreement or any ancillary agreement shall be deemed a “change in control,” a “change of control,” or term of similar import for purposes of any Benefit Plan or other employee or service provider arrangement sponsored or maintained by SYNNEX or Concentrix; provided, however, that, for purposes of the July 2019 Awards (as defined below) only, the Separation and Distribution shall be deemed a “change in control of Concentrix,” as used in the award agreements governing such awards.

5.Equity Incentive Awards.

5.1Outstanding SYNNEX Options. Each SYNNEX Option held by a SYNNEX Employee, a SYNNEX Director, a Concentrix Employee, or a Former Employee, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be converted into both a SYNNEX Option and a Concentrix Option, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such SYNNEX Option immediately prior to the Effective Time (except that, for Concentrix Employees, references to service with SYNNEX in the applicable plan and award agreement shall be deemed to refer to service with Concentrix, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the SYNNEX Option or the Concentrix Option after the Effective Time if necessary and appropriate to comply with applicable Law; and further provided, however, that from and after the Effective Time, (i) the per share exercise price of such SYNNEX Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of such SYNNEX Option immediately prior to the Effective Time by (B) the SYNNEX Ratio; and (ii) the per share exercise price of such Concentrix Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding SYNNEX Option immediately prior to the Effective Time by (B) the Concentrix Ratio.

5.2Outstanding SYNNEX RSU Awards. Each SYNNEX RSU Award held by a SYNNEX Employee, a SYNNEX Director, a Concentrix Employee (other than such SYNNEX RSUs as are subject to Section 5.3), or a Former Employee that is outstanding as of immediately prior to the Effective Time, shall be converted into both a SYNNEX RSU and a Concentrix RSU and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such SYNNEX RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares (except that, for Concentrix Employees, references to service with SYNNEX in the applicable plan and award agreement shall be deemed to refer to service with Concentrix, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the SYNNEX RSU Award or the Concentrix RSU Award after the Effective Time if necessary and appropriate to comply with applicable Law. For any SYNNEX RSU Awards that are subject to performance-based vesting as of or after the Effective Time, SYNNEX shall determine the extent to which the performance criteria (as interpreted by SYNNEX, in its sole discretion) have been met and the number of RSUs that shall vest for each SYNNEX Employee, and SYNNEX and Concentrix shall determine in good faith the extent to which the performance criteria have been met and the number of RSUs that shall vest for each Concentrix Employee.

5.3Certain Concentrix RSU Awards.

(a)On or as promptly as practicable following the Distribution Date, certain outstanding SYNNEX RSU Awards held by Concentrix Employees with a grant date of July 19, 2019 (the “July 2019 Awards”) and certain outstanding SYNNEX RSU Awards held by Concentrix Employees with a grant date of February 14, 2018 or February 1, 2019 (the “Concentrix LTIP Awards” and, together with the July 2019 Awards, the “Concentrix Management Awards”) and, in each case, designated by SYNNEX or Concentrix for treatment under this Section 5.3 shall be converted into Concentrix RSU Awards and shall otherwise be subject to substantially the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding SYNNEX RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares (except that references to SYNNEX in the applicable plan and award agreement shall refer to Concentrix); provided, however, that certain restrictions may be imposed on the Concentrix RSU Award after the Effective Time if necessary and appropriate to comply with applicable Law, and further provided, that from and after the Effective Time, the number of Concentrix Shares to which such Concentrix RSU Award relates shall be equal to the product obtained by multiplying (i) the number of SYNNEX Shares to which the corresponding Concentrix Management Award related immediately prior to the Effective Time by (ii) the Concentrix Ratio (with any resulting fractional share paid to the award holder promptly following the Effective Time in the form of a cash payment; provided, however, that if the cash payment may result in adverse tax or legal treatment of the award holder, SYNNEX or any member of the SYNNEX Group, as determined by SYNNEX in its sole discretion, the shares subject to the Concentrix RSU Award may instead be rounded down to the nearest whole number of shares). For any Concentrix RSU Awards that are subject to performance-based vesting as of or after the Effective Time, Concentrix shall determine the extent to which the performance criteria (as interpreted by Concentrix, in its sole discretion) have been met and the number of RSUs that shall vest for each Concentrix Employee.

(b)On or as promptly as practicable following the Distribution Date, certain outstanding SYNNEX RSU Awards held by SYNNEX Employees with a grant date of February 14, 2018 or February 1, 2019 (collectively, the “SYNNEX LTIP Awards”) and designated by SYNNEX for treatment under this Section 5.3 shall be adjusted by SYNNEX by multiplying (i) the number of SYNNEX Shares to which the corresponding SYNNEX LTIP Award related immediately prior to the Effective Time by (ii) the SYNNEX Ratio (with any resulting fractional share paid to the award holder promptly following the Effective Time in the form of a cash payment; provided, however, that if the cash payment may result in adverse tax or legal treatment of the award holder, SYNNEX or any member of the SYNNEX Group, as determined by SYNNEX in its sole discretion, the shares subject to the SYNNEX LTIP Award may instead be rounded down to the nearest whole number of shares). Such adjusted SYNNEX LTIP Awards shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding SYNNEX LTIP Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares.

5.4Outstanding SYNNEX RSA Awards. Each SYNNEX RSA Award held by a SYNNEX Employee, a SYNNEX Director, a Concentrix Employee, or a Former Employee that is outstanding as of immediately prior to the Effective Time, shall be converted into both a SYNNEX RSA Award and a Concentrix RSA Award and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such SYNNEX RSA Award immediately prior to the Effective Time (except that, for Concentrix Employees, references to service with SYNNEX in the applicable plan and award agreement shall be deemed to refer to service with Concentrix, unless clearly dictated otherwise by context); provided, however, that certain restrictions may be imposed on the SYNNEX RSA Award or the Concentrix RSA Award after the Effective Time if necessary and appropriate to comply with applicable Law. Concentrix shall use commercially reasonable efforts to timely obtain from each person who is receiving a Concentrix RSA Award a signed election form under Section 83(b) of the Internal Revenue Code with respect to any unvested Concentrix Shares for which such person desires to make a Section 83(b) election.

5.5Tax Reporting and Withholding. Unless prohibited by applicable Law, following the Effective Time, (i) SYNNEX shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, and entitled to all tax deductions, associated with SYNNEX Awards, and (ii) Concentrix shall be solely responsible for all Liabilities, including all income, payroll and other tax remittance and reporting, and entitled to all tax deductions associated with, Concentrix Awards. SYNNEX and Concentrix agree to enter into any necessary agreements regarding the subject matter of this Section 5 to enable SYNNEX and Concentrix to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable Laws regarding the reporting, withholding or remitting of income and/or taxes.

5.6Registration and Other Regulatory Requirements. Concentrix agrees to file one or more registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the Concentrix Shares authorized for issuance under the Concentrix Equity Plan, as required pursuant to the Securities Act, before the date of issuance of any Concentrix Shares pursuant to the Concentrix Equity Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 5, including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

5.7SYNNEX Awards in Certain Non-U.S. Jurisdictions. Notwithstanding the foregoing provisions of this Section 5, the Parties may mutually agree, in their sole discretion, not to treat certain outstanding SYNNEX Awards held by individuals located outside of the United States pursuant to the foregoing provisions of this Section 5, where those actions would create or trigger adverse legal, accounting or tax consequences for SYNNEX, Concentrix, and/or the affected non-U.S. award holders. In such circumstances, SYNNEX and/or Concentrix may take any action necessary or advisable to prevent any such adverse legal, accounting or tax consequences, including, but not limited to, agreeing to modify any aspect of the treatment set forth in this Section 5 or to apply an alternate treatment. Where and to the extent required by applicable Law or tax considerations outside the United States, any adjustments described in this Section 5 shall be deemed to have been effectuated immediately prior to the Distribution Date.

5.8Concentrix Nonequity Incentive Plan. Following the Effective Time, Concentrix shall assume any non-equity bonus arrangements under which Concentrix Employees participate.  Concentrix shall be responsible for determining all non-equity bonus awards that would otherwise be payable to Concentrix Employees for any performance periods that are open when the Effective Time occurs or that begin following the Effective Time.  Concentrix shall also determine for Concentrix Employees (i) the extent to which established performance criteria (as interpreted by Concentrix, in its sole discretion) have been met and (ii) the payment level for each Concentrix Employee.

6.General and Administrative

6.1Employee Records.

(a) Sharing of Information. Subject to and in compliance with any limitations imposed by applicable Law, SYNNEX and Concentrix (acting directly or through members of the SYNNEX Group or the Concentrix Group, respectively) shall provide to the other and their respective authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting and calculation of benefits) on a timely basis under the circumstances for the parties to perform their respective duties under this EMA. To the extent that such information is maintained by a third party vendor, each party shall use its commercially reasonable efforts to require the third party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b) Transfer of Personnel Records and Authorization. Subject to and in compliance with any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, SYNNEX shall transfer to Concentrix any and all employment records (including any Form I-9, Form W-2 or other IRS and relevant tax forms applicable in any non-U.S. jurisdiction) with respect to Concentrix Employees and Former Concentrix Employees and other records reasonably required by Concentrix to enable Concentrix properly to carry out its obligations under this EMA. Subject to and in compliance with any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Concentrix shall transfer to SYNNEX any and all employment records (including any Form I-9, Form W-2 or other IRS and relevant Tax forms applicable in any non-U.S. jurisdiction) with respect to SYNNEX Employees and Former SYNNEX Employees and other records reasonably required by SYNNEX to enable SYNNEX properly to carry out its obligations under this EMA. The transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party will permit the other Party reasonable access to Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this EMA, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and Benefit Plan-related records after the Effective Time will be provided to members of the SYNNEX Group and members of the Concentrix Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, SYNNEX and Concentrix shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment and Benefit Plan information on regular timetables and cooperate as needed with respect to (i) any claims or reasonable inquiry under, audit of, or litigation with respect to, a Benefit Plan, policy or arrangement contemplated by this EMA, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor, or other comparable non-U.S. letter, ruling or opinion from any other Governmental Authority as applicable, in any such case on behalf of any Benefit Plan, policy or arrangement contemplated by this EMA, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority and (iv) any audits by a Governmental Authority or corrective actions in either case, relating to any Benefit Plan, labor or payroll practices, including but not limited to with respect to any Employment Taxes, and (v) reconciliation and administration of post-closing compensation, benefit, employment, and payroll issues; provided, however, that requests for cooperation must be reasonable and not unduly interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this EMA to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this EMA shall be subject to Section 6.9 of the Separation and Distribution Agreement and the requirements of applicable Law.

(g) Interaction with Other Agreements. To the extent not inconsistent with this EMA or any applicable privacy protection Laws or regulations, the foregoing rights and obligations of this Section 6.1 shall be in addition to any similar or related rights and obligations that may be provided or applicable to members of the SYNNEX Group or members of the Concentrix Group, as applicable, under the Separation and Distribution Agreement or Tax Matters Agreement, if and as applicable.

6.2. Preservation of Rights to Amend. The rights of each member of the SYNNEX Group and each member of the Concentrix Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this EMA.

6.3. Fiduciary Matters. SYNNEX and Concentrix each acknowledges that actions required to be taken pursuant to this EMA may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this EMA if it fails to comply with any provisions hereof based upon its good faith determination (which determination may include, but shall not be required to be, based on advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.4. Code Section 409A.  Notwithstanding anything to the contrary herein, if any of the provisions of this EMA would result in imposition of taxes and/or penalties under Section 409A of the Code, SYNNEX and Concentrix shall cooperate in good faith to modify the applicable provision so that such taxes and/or penalties do not apply in order to comply with the provisions of Section 409A of the Code, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

6.5. Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this EMA and the transactions contemplated hereby.

6.6. Counterparts; Entire Agreement; Corporate Power.

(a) This EMA may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This EMA, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. SYNNEX represents on behalf of itself and, to the extent applicable, each other member of the SYNNEX Group, and Concentrix represents on behalf of itself and, to the extent applicable, each other member of the Concentrix Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this EMA and to consummate the transactions contemplated hereby; and

(ii) this EMA has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(c) Each Party acknowledges that it and each other Party is executing this EMA by facsimile, stamp or mechanical signature and that delivery of an executed counterpart of a signature page to this EMA (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this EMA. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this EMA to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

6.7. Governing Law. This EMA (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

6.8. Assignability. This EMA will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither Party may assign its rights or delegate its obligations under this EMA without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent will be required for (i) the assignment of a Party’s rights and obligations under this EMA in whole or in part to any of its Subsidiaries; provided, that no such assignment shall release such Party from any liability or obligation under this EMA; or (ii) the assignment of a Party’s rights and obligations under this in whole (i.e., the assignment of a party’s rights and obligations under this EMA, the Separation and Distribution Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or will be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

6.9. Third-Party Beneficiaries. The provisions of this EMA are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this EMA and this EMA shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this EMA. Nothing in this EMA is intended to amend any Benefit Plan or affect the applicable plan sponsor’s right to amend or terminate any Benefit Plan pursuant to the terms of such plan. The provisions of this EMA are solely for the benefit of the Parties, and no current or former Employee, officer, director, independent contractor, consultant, alternative workforce (AWF) individual or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this EMA.

6.10. Notices. All notices, requests, claims, demands or other communications under this EMA shall be in writing, together with a copy by electronic mail (which shall not constitute notice) and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgement of receipt) by delivery in person, by overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.10):

If to SYNNEX, to:

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Attn: General Counsel

If to Concentrix, to:

Concentrix Corporation

44111 Nobel Drive

Fremont, CA 94538

Attn: EVP, Legal

A Party may, by notice to the other Party, change the address to which such notices are to be given.

6.11. Severability. If any provision of this EMA or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

6.12. Force Majeure. No Party shall be deemed in default of this EMA or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligation (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this EMA and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

6.13. Headings. The article, section and paragraph headings contained in this EMA are for reference purposes only and shall not affect in any way the meaning or interpretation of this EMA.

6.14. Survival of Covenants. Except as expressly set forth in this EMA, the covenants, representations and warranties and other agreements contained in this EMA, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with its terms.

6.15. Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this EMA shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this EMA shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

6.16. Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this EMA.

6.17. Specific Performance. Subject to Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this EMA, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this EMA, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

6.18. Amendments. No provisions of this EMA shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

6.19. Interpretation. In this EMA, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this EMA as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this EMA; (c) Article, Section, Schedule, Exhibit, and Appendix references are to the Articles, Sections, Schedules, Exhibits, and Appendices to this EMA unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this EMA shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or San Jose, California; (i) references herein to this EMA or any other agreement contemplated herein shall be deemed to refer to this EMA or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this EMA, all references to “the date hereof,” “the date of this EMA,” “hereby” and “hereupon” and words of similar import shall all be references to November 30, 2020.

6.20. Limitations of Liability. Notwithstanding anything in this EMA to the contrary, neither Concentrix or any member of the Concentrix Group, on the one hand, nor SYNNEX or any member of the SYNNEX Group, on the other hand, shall be liable under this EMA to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

6.21. Mutual Drafting. This EMA shall be deemed to be the joint work product of both Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this EMA.

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IN WITNESS WHEREOF, this Employee Matters Agreement has been duly executed and delivered by the parties hereto by their respective officers thereunto duly authorized as of the date first written above.

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Name: Title:	Simon Y. Leung Senior Vice President, General Counsel and Corporate Secretary

CONCENTRIX CORPORATION

By:	/s/ Steven L. Richie
Name: Title:	Steven L. Richie Executive Vice President, Legal

[Signature Page to Employee Matters Agreement]